Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
As of December 31, 2023, Shore Bancshares, Inc. (the “Company,” “we,” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $0.01 par value per share (“common stock”).
DESCRIPTION OF CAPITAL STOCK
General
The following description of the current terms of our capital stock is a summary and is not meant to be complete. It is qualified in its entirety by reference to the Maryland General Corporation Law (the “MGCL”), federal law, the Company’s Amended and Restated Articles of Incorporation as amended (the “Charter”) and the Company’s Second Amended and Restated By-Laws, as amended (the “By-laws”).
Authorized Capital Stock
We are authorized by our Charter to issue up to 50,000,000 shares of capital stock, par value $0.01 per share , all of which are currently classified as common stock.
Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors.
No Preemptive or Similar Rights
Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of our common stock are fully paid and nonassessable.
Dividend Rights
Each holder of our common stock is entitled to receive ratably such dividends as may be declared by our Board of Directors (the “Board”) out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations.
Liquidation Rights
In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock.
Anti-takeover Provisions
The provisions of Maryland law and our Charter and By-Laws that we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.
Business Combinations under Maryland Law
Section 3-602 of the MGCL, as in effect on the date hereof, generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested stockholder” for a period of five years following the most recent date on which the interested stockholder became an interested stockholder. An interested stockholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10%

percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.
A business combination that is not prohibited must be recommended by the board of directors, and approved by the affirmative vote of at least 80% of the corporation’s outstanding shares entitled to vote and two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common stockholders receive an acceptable price (as determined in accordance with criteria set forth in the MGCL) for their shares, in cash or in the same form as paid by the interested stockholder for its shares. These provisions will not apply if the board of directors has exempted the transaction in question or the interested stockholder prior to the time that the interested stockholder became an interested stockholder. In addition, the board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future stockholders or their affiliates from the business combination provisions of the MGCL.
Control Share Acquisitions
Maryland’s control share acquisition law (Sections 3-701 to 709 of the MGCL), as in effect on the date hereof, generally provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the stockholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power; or a majority or more of all voting power. “Control share acquisition” means the acquisition, directly or indirectly, by any person, or ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights.
Our By-Laws contain a provision exempting all shares of our capital stock from the MGCL’s control share acquisition law.
Preference Stock Authorization
The Charter gives our Board the authority to, without stockholder approval, create and issue a class or series of capital stock with rights superior to the rights of the holders of our common stock. As a result, this “blank check” stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.
Advance Notice Procedure for Stockholder Proposals
Our Charter and By-Laws allow stockholders to submit director nominations and stockholder proposals. For nominations and proposals to properly come before the meeting, however, the proposing stockholder must have given timely notice in writing to the Secretary of the Company pursuant to the By-Laws.
For an annual meeting, notice of intention to make a director nomination must be delivered or mailed to the Secretary at the Company’s principal executive offices not less than 120 days nor more than 180 days prior to the meeting called for the election of directors. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 180th day prior to such annual meeting and no later than close of business on the later of the 120th day prior to such annual meeting of the 10th day following the day on which public announcement of the date of such annual meeting is first made. In the case of a special meeting called for the purpose of electing directors, a stockholders’ notice must be given not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the meeting was made, whichever occurs first. Notice to the Secretary shall set forth:

•the name and address of each proposed nominee;
•the principal occupation of each proposed nominee;
•the number of shares of capital stock owned by each proposed nominee;
•the name and residence address of the notifying stockholder;
•the number of shares of capital stock owned by the notifying stockholder;
•the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director;
•a description of all arrangements or understandings between the notifying stockholder and each proposed nominee and any other person(s) (including their names) pursuant to which the nomination(s) are to be made by the notifying stockholders;
•a representation that such notifying stockholder intends to appear in person or by proxy at the meeting to make the nomination; and
•any other information relating to the nominee required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder.
A stockholder proposal will be timely if it is delivered or mailed and received by the Secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, then notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Notice to the Secretary shall set forth as to each proposal:
•a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting;
•the name and address of such stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made;
•the class or series and number of shares of capital stock of owned beneficially or of record by such stockholder and such beneficial owner;
•a description of all arrangements or understandings between the stockholder and any other person(s) (including their names) in connection with the proposal and any material interest of such stockholder in such business; and
•a representation that such stockholder intends to appear in person or by proxy at the meeting to make the proposal.
Classified Board; Removal of Directors
Our Charter provides that the members of our Board are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, approximately one-third of the members of the Board are elected for a three-year term and the other directors remain in office until their three-year terms expire. Our By-Laws provide that a director may be removed only in accordance with the provisions of Maryland law. The MGCL provides that, because our Board is divided into classes, no director may be removed without cause. Any removal for cause requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the Board cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the Board could be changed. Generally, an amendment or repeal of these provisions requires the authorization of the Board and the approval of the holders of at least 80% of the aggregate votes entitled to be cast on the matter; however, two-thirds of the entire Board may alter the number of directors set by the Charter to not exceeding 25 nor less than one, but such action may not affect the tenure of office of any director.

Restrictions on Ownership of Company Common Stock
The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956 (the “BHCA”) requires any “bank holding company,” as defined in that BHCA, to obtain the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or 5% or more of our common stock under certain circumstances, would be subject to regulation as a bank holding company under the BHCA. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978.
Stock Exchange Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “SHBI.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge.